Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2012 relating to the financial statements of Bio-Solutions Corp. which appears in the Annual Report on Form 10-K of Bio-Solutions Corp. for the year ended December 31, 2011.

/s/ KBL, LLP

New York, New York
March 1, 2013